EXHIBIT 99.1

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2265
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. REPORTS
15% GAIN IN OPERATING EARNINGS
FOR THIRD QUARTER 2004

HIGHLIGHTS:

•	Record Third Quarter Operating Earnings of $12.0 Million, Up 15% From a Year Ago

•	Strong Loan Demand and Stable Net Interest Margin Provided Foundation for Performance

•	Return on Tangible Equity Exceeded 19%

BLAIRSVILLE, GA, October 26, 2004 – United Community Banks, Inc. (Nasdaq: UCBI), Georgia’s third largest bank holding company, today announced record third quarter 2004 results that included a 15% rise in net operating income, a 10% gain in diluted operating earnings per share, and an 11% increase in total revenue from the third quarter last year.

For the quarter, net operating income rose to $12.0 million from $10.4 million a year earlier. Diluted operating earnings per share of $.32 increased $.03 from $.29 a year ago. Total revenue, on a taxable equivalent basis, was $50.1 million compared with $45.2 million for the third quarter of 2003. Also, on an operating basis, return on tangible equity was 19.41% compared with 19.94% a year ago and return on assets was 1.05% compared with 1.06% a year ago.

For the first nine months, net operating income was $34.2 million, up 19% from the same period a year ago. Diluted operating earnings per share of $.93 rose $.10, or 12%, from $.83 for the first nine months of 2003. Total revenue was $142.5 million, up $16.0 million, or 13%, from

$126.5 million a year ago. On an operating basis, return on tangible equity was 19.67%, up from 19.12% a year ago and return on assets was 1.07% compared with 1.06% a year ago.

Net operating income for the first nine months of 2004 and 2003 excludes pre-tax merger-related charges of $.5 million and $1.5 million, respectively. Merger-related charges in the first nine months of 2004 were due to the acquisition of 1st Community Bank completed on June 1, 2004. Charges in the first nine months of 2003 related to the acquisitions of First Georgia Bank completed on May 1, 2003, and First Central Bank completed on March 31, 2003. The merger-related charges for these acquisitions were for legal, investment advisor and other professional fees, as well as for the termination of equipment leases and conversion costs. Including those merger-related charges, reported net income for the first nine months of 2004 was $33.9 million or $.92 per diluted share and for 2003 was $27.9 million or $.80 per diluted share.

“Once again, our outstanding team of bankers delivered exceptional results,” said Jimmy Tallent, United Community Banks’ President and Chief Executive Officer. At September 30, 2004, total loans were $3.4 billion, up 15% from last year excluding acquisitions. “Loan demand remained strong across all our markets, providing significant growth opportunities. This core loan growth is part of our balanced growth strategy. That strategy is driven by strong internal growth, supplemented by focused expansion with the right people in new markets through de novo offices and selective acquisitions. Strong organic loan growth, accomplished with disciplined execution in a step-by-step process throughout the year without compromising credit quality, is essential to be a successful growth company.” Tallent added.

“For the first nine months, net operating income was up 19% and diluted operating earnings per share grew 12% over 2003. We again achieved our stated goals of sustained double-digit growth in operating earnings per share and a return on tangible equity above 18%,” Tallent said. “We are well on track to complete another outstanding year for 2004, with growth in operating earnings per share within our targeted range of 12% to 15%,” added Tallent.

Taxable equivalent net interest revenue of $42.2 million for the third quarter of 2004 rose $5.9 million, or 16%, from the same period a year ago. Recent acquisitions added approximately $1.7 million to net interest revenue, resulting in a core growth rate of 12%. Taxable equivalent net interest margin for the third quarter was 3.99% versus 3.97% a year ago. “Our core business growth remains strong. We have maintained a net interest margin near the 4% level for the past eight quarters and expect to remain at this level for the fourth quarter of 2004 and through 2005,” Tallent said. “Our balance sheet is somewhat asset sensitive, allowing us to benefit slightly from this rising interest rate environment.”

The third quarter provision for loan losses was $2.0 million, up $500 thousand from a year earlier and up $200 thousand from the second quarter of 2004. Net charge-offs to average loans were .12% for the third quarter, compared with .15% for the third quarter of 2003 and .10% for the second quarter of 2004. Non-performing assets totaled $10.5 million, up $2.5 million from a year ago, while loans increased $520 million over the same period. Non-performing assets as a percentage of total assets were .23% at September 30, 2004, compared with .19% at December 31, 2003 and .20% at September 30, 2003. “Our excellent credit quality continues to be one of the key drivers of our high performance and growth,” Tallent said. “It remains sound thanks to the tireless efforts of our exceptional bankers. And our proven strategy of securing loans with hard assets remains critical to our credit quality success.”

Fee revenue of $9.9 million for the third quarter was down $500 thousand from $10.4 million a year ago due to the decline in mortgage refinancing activities from record levels last year. Mortgage loan and related fees of $1.7 million were down $1.4 million from a year ago. “The decline in volume and revenue was anticipated,” stated Tallent. “Refinancing activities and related fee revenue declined from prior year levels with the rise in long-term interest rates late last year. We added new products and mortgage originators to offset some of the decline in revenue and so far the results have been positive,” Tallent added. “Additionally, we were able to grow fee revenue by successfully cross-selling other products and services. Service charges and fees on deposit accounts were $5.6 million, up $550 thousand with approximately $200 thousand due to acquisitions and the remainder coming from growth in transactions and new accounts resulting from our efforts to increase core deposits. Consulting fees of $1.4 million were up more than $300 thousand, or 31%, from a year ago.” Tallent commented.

“We are focused on growing core deposits and related fee revenue,” Tallent added. “Early in the first quarter of 2004, we began a company-wide initiative to increase our deposit base by engaging our loyal customer base in the process. Our community-banking style of providing the highest level of customer service has generated customer satisfaction scores exceeding 90%, well above the industry average of 75%. This has allowed us to leverage our ‘Refer a Friend’ core deposit program, along with other initiatives, to grow core deposits by $185 million in the first nine months of 2004 and adding over 29,000 new accounts.”

Operating expenses were $31.3 million, up $2.6 million, or 9%, from the third quarter of 2003. Nearly two-thirds of the increase was the result of operating expenses from new banking offices and a recently acquired bank that were not included in last year’s results. Salaries and employee benefit costs of $19.6 million increased $1.6 million, or 9%, with approximately $850 thousand of this increase resulting from these new offices and the acquisition. The balance was due to normal merit increases for staff that were partially offset by lower incentive compensation associated with the slowdown in mortgage refinancing activities. Communications and equipment expenses of $2.8 million increased $500 thousand, or 22%, due to acquisitions and investments in technology equipment to support business growth and enhance operating efficiency. Advertising and marketing expense of $1.1 million rose $350 thousand, reflecting the higher program costs of our initiative to raise core deposits. All other operating expense categories were held flat with a year ago, except for amortization of intangibles related to the recent acquisitions.

“We continue to diligently monitor and control operating expenses while growing our customer base and revenue,” Tallent said. “Total revenue for the quarter increased 11% while operating expenses rose 9%. This positive 2% operating leverage contributed to our 15% growth in net operating income for the third quarter. We were able to sustain our earnings momentum by carefully managing our expenses while at the same time growing revenue in other areas,” commented Tallent. “We are especially pleased with this performance in light of adding five de novo offices, increasing our provision for loan losses, and offsetting the decline in mortgage refinancing activities. Our operating efficiency ratio was 60.11% compared with 61.34% a year ago. We are striving for a long-term efficiency ratio in the range of 58% to 60%, which we believe is reasonable given our service-oriented community banking model,” Tallent added.

“In the second quarter, United Community Banks completed its merger with 1st Community Bank located on the south side of metropolitan Atlanta in Fairburn, Georgia,” Tallent said. 1st Community Bank has assets of $190 million with five full-service banking offices in Peachtree City (Fayette County), Newnan (Coweta County), and Fairburn, Union City and Palmetto (south Fulton County). During the third quarter, United announced two mergers that will strengthen its position in the fast-growing Atlanta market. The first was Eagle National Bank, headquartered in Stockbridge. Eagle National Bank has assets of $64 million and operates two full-service banking offices in Stockbridge and McDonough, both in Henry County on the south-east side of metro Atlanta. The second was Liberty National Bancshares, Inc., the parent company of Liberty National Bank, headquartered in Conyers. Liberty has assets of $180 million and operates three full-service banking offices on the east side of metro Atlanta. Two of its offices are in Conyers and one is in Covington, located in Rockdale and Newton counties, respectively. The mergers with Eagle and Liberty are expected to be completed in the fourth quarter subject to shareholder and regulatory approval.

“We’re excited about our growth opportunities with 1st Community, Eagle and Liberty. This will allow us to further expand our franchise in these excellent markets within metropolitan Atlanta while we continue to serve our new customers with the same high level of customer service,” said Tallent. “Adding these new banks to our franchise will establish United Community Banks on the attractive east and south sides of Atlanta and will provide us with great opportunities to grow organically and add selective de novo banking offices. By the end of this year, we will operate 8 community banks with 27 offices and have assets totaling $1.4 billion in the metro Atlanta area,” Tallent added. “We’re becoming a growing factor in this major market, and we’re doing it using our balanced growth strategy and our community banking model. These three banks are the latest example of using strategic acquisitions as part of this strategy – one that has permitted us to achieve superior growth and performance while building shareholder value,” Tallent explained.

“Looking forward, we believe United Community Banks is on target to achieve operating earnings per share growth for 2004, as well as for 2005, within our long-term goal of 12% to 15%,” Tallent said. “For the balance of 2004 and next year, we anticipate core loan growth will continue in the range of 10% to 14% and that our net interest margin will remain near the 4% level. Our outlook is based on a continued, stable economic environment in our markets combined with maintaining strong credit quality. We are well positioned for additional increases in short-term interest rates and should benefit slightly if and when they occur. We remain committed to providing excellent customer service and delivering superior operating performance while maintaining solid credit quality and growing our franchise,” added Tallent. “In growing our franchise, we will continue to execute our balanced growth strategy – by focusing on strong internal growth within our existing markets while expanding in other high growth markets through selective de novo offices and mergers. This is the foundation for our growth and profitability that builds long-term shareholder value.”

Conference Call

United Community Banks will hold a conference call on Tuesday, October 26, 2004 at 11:00 a.m. ET to discuss the contents of this news release, as well as business highlights for the quarter and the financial outlook for the remainder of 2004 and next year. The telephone number for the conference call is (888) 266-1047. The conference call will also be available by web-cast within the Investor Relations section of the company’s web site.

About United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $4.6 billion and operates 21 community banks with 78 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses in its markets. United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information may be found at the company’s web site, ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 4 of United Community Banks, Inc. annual report filed on Form 10-K with the Securities and Exchange Commission.

(Tables Follow)

UNITED COMMUNITY BANKS, INC.

Selected Financial Information
For the Three and Nine Months Ended September 30, 2004

	2004			2003		Third	For the Nine
						Quarter	Months Ended		YTD
(in thousands, except per share	Third	Second	First	Fourth	Third	2004-2003			2004-2003
data; taxable equivalent)	Quarter	Quarter	Quarter	Quarter	Quarter	Change	2004	2003	Change
INCOME SUMMARY	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	Unaudited)
Interest revenue	$61,358	$56,680	$54,587	$53,943	$53,731		$172,625	$155,395
Interest expense	19,142	17,432	16,772	17,098	17,446		53,346	53,502

Net interest revenue	42,216	39,248	37,815	36,845	36,285	16%	119,279	101,893	17%
Provision for loan losses	2,000	1,800	1,800	1,800	1,500		5,600	4,500
Fee revenue	9,857	9,647	9,278	9,090	10,401	(5)	28,782	29,094	(1)

Total revenue	50,073	47,095	45,293	44,135	45,186	11	142,461	126,487	13
Operating expenses (1)	31,296	29,363	28,176	27,572	28,712	9	88,835	80,328	11

Income before taxes	18,777	17,732	17,117	16,563	16,474	14	53,626	46,159	16
Income taxes	6,822	6,379	6,179	5,959	6,110		19,380	17,288

Net operating income	11,955	11,353	10,938	10,604	10,364	15	34,246	28,871	19
Merger-related charges, net of tax	—	304	—	383	—		304	974

Net income	$11,955	$11,049	$10,938	$10,221	$10,364	15	$33,942	$27,897	22

OPERATING PERFORMANCE(1)
Earnings per common share:
Basic	$.33	$.32	$.31	$.30	$.29	14	$.96	$.85	13
Diluted	.32	.31	.30	.29	.29	10	.93	.83	12
Return on tangible equity(3)	19.41%	19.70%	19.87%	19.72%	19.94%		19.67%	19.12%
Return on assets	1.05	1.07	1.08	1.06	1.06		1.07	1.06
Efficiency ratio	60.11	60.05	59.83	59.81	61.34		60.00	61.27
Dividend payout ratio	18.18	18.75	19.35	16.67	17.24		18.75	17.65
GAAP PERFORMANCE
Per common share:
Basic earnings	$.33	$.31	$.31	$.29	$.29	14	$.95	$.82	16
Diluted earnings	.32	.30	.30	.28	.29	10	.92	.80	15
Cash dividends declared	.06	.06	.06	.05	.05	20	.18	.15	20
Book value	9.58	9.10	8.80	8.47	8.20	17	9.58	8.20	17
Tangible book value(3)	7.28	6.77	6.86	6.52	6.44	13	7.28	6.44	13
Key performance ratios:
Return on equity(2)	14.20%	14.40%	14.87%	14.19%	14.90%		14.48%	15.02%
Return on assets	1.05	1.04	1.08	1.02	1.06		1.06	1.02
Net interest margin	3.99	3.95	3.99	3.96	3.97		3.98	4.00
Dividend payout ratio	18.18	19.35	19.35	17.24	17.24		18.95	18.29
Equity to assets	7.50	7.30	7.46	7.41	7.35		7.42	7.14
Tangible equity to assets(3)	5.76	5.74	5.88	5.82	5.85		5.79	6.10
ASSET QUALITY
Allowance for loan losses	$43,548	$42,558	$39,820	$38,655	$37,773		$43,548	$37,773
Non-performing assets	10,527	8,812	7,251	7,589	7,998		10,527	7,998
Net charge-offs	1,010	789	635	918	1,080		2,434	3,179
Allowance for loan losses to loans	1.27%	1.27%	1.27%	1.28%	1.29%		1.27%	1.29%
Non-performing assets to total assets	.23	.19	.18	.19	.20		.23	.20
Net charge-offs to average loans	.12	.10	.08	.12	.15		.10	.16
AVERAGE BALANCES
Loans	$3,384,281	$3,235,262	$3,095,875	$2,959,626	$2,881,375	17	$3,239,005	$2,683,970	21
Investment securities	762,994	715,586	652,867	699,059	664,523	15	710,674	656,478	8
Earning assets	4,215,472	3,991,797	3,808,877	3,695,197	3,629,819	16	4,006,149	3,402,170	18
Total assets	4,521,842	4,274,442	4,084,883	3,961,384	3,888,141	16	4,294,555	3,640,371	18
Deposits	3,351,188	3,178,776	2,955,726	2,843,600	2,826,900	19	3,162,588	2,709,215	17
Stockholders’ equity	338,913	311,942	304,926	293,464	285,790	19	318,668	260,015	23
Common shares outstanding:
Basic	36,254	35,633	35,319	35,260	35,112		35,738	33,752
Diluted	37,432	36,827	36,482	36,391	36,185		36,917	34,849
AT PERIOD END
Loans	$3,438,417	$3,338,309	$3,147,303	$3,015,997	$2,918,412	18	$3,438,417	$2,918,412	18
Investment securities	726,734	739,667	617,787	659,891	634,421	15	726,734	634,421	15
Earning assets	4,280,643	4,172,049	3,851,968	3,796,332	3,676,018	16	4,280,643	3,676,018	16
Total assets	4,592,655	4,525,446	4,118,188	4,068,834	3,942,139	17	4,592,655	3,942,139	17
Deposits	3,341,525	3,339,848	3,074,193	2,857,449	2,790,331	20	3,341,525	2,790,331	20
Stockholders’ equity	347,795	330,458	311,247	299,373	289,713	20	347,795	289,713	20
Common shares outstanding	36,255	36,246	35,331	35,289	35,232		36,255	35,232

(1)	Excludes pre-tax merger-related charges totaling $464,000 or $.01 per diluted common share in the second quarter of 2004, and $580,000 or $.01 per diluted common share, $668,000 or $.01 per diluted common share and $840,000 or $.01 per diluted common share recorded in the fourth, second and first quarters, respectively, of 2003.

(2)	Net income available to common stockholders divided by average realized common equity which excludes accumulated other comprehensive income.

(3)	Excludes effect of acquisition related intangibles and associated amortization.

UNITED COMMUNITY BANKS, INC.

Consolidated Statement of Income
For the Three and Nine Months Ended September 30,

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2004	2003	2004	2003
Interest revenue:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$53,023	$46,623	$149,771	$133,461
Federal funds sold and deposits in banks	181	140	358	307
Investment securities:
Taxable	7,254	5,738	19,662	17,803
Tax exempt	514	694	1,625	2,164

Total interest revenue	60,972	53,195	171,416	153,735

Interest expense:
Deposits:
Demand	2,151	1,728	5,865	6,119
Savings	98	82	274	287
Time	10,608	9,784	29,678	30,673
Federal funds purchased	573	185	1,343	418
Other borrowings	5,712	5,667	16,186	16,005

Total interest expense	19,142	17,446	53,346	53,502

Net interest revenue	41,830	35,749	118,070	100,233
Provision for loan losses	2,000	1,500	5,600	4,500

Net interest revenue after provision for loan losses	39,830	34,249	112,470	95,733

Fee revenue:
Service charges and fees	5,559	5,009	15,894	13,270
Mortgage loan and other related fees	1,747	3,115	4,612	8,762
Consulting fees	1,426	1,092	3,955	3,366
Brokerage fees	377	447	1,600	1,315
Securities gains (losses), net	398	(122)	394	(125)
Loss on prepayments of borrowings	(391)	—	(391)	—
Other	741	860	2,718	2,506

Total fee revenue	9,857	10,401	28,782	29,094

Total revenue	49,687	44,650	141,252	124,827

Operating expenses:
Salaries and employee benefits	19,636	17,990	56,424	50,665
Occupancy	2,352	2,344	6,907	6,640
Communications and equipment	2,828	2,310	8,052	6,314
Postage, printing and supplies	1,214	1,237	3,424	3,354
Professional fees	1,035	1,036	2,667	3,007
Advertising and public relations	1,123	766	2,878	2,439
Amortization of intangibles	442	370	1,208	783
Merger-related charges	—	—	464	1,508
Other	2,666	2,659	7,275	7,126

Total operating expenses	31,296	28,712	89,299	81,836

Income before income taxes	18,391	15,938	51,953	42,991
Income taxes	6,436	5,574	18,011	15,094

Net income	$11,955	$10,364	$33,942	$27,897

Net income available to common stockholders	$11,955	$10,352	$33,925	$27,840

Earnings per common share:
Basic	$.33	$.29	$.95	$.82
Diluted	.32	.29	.92	.80
Weighted average common shares outstanding (in thousands):
Basic	36,254	35,112	35,738	33,752
Diluted	37,432	36,185	36,917	34,849

UNITED COMMUNITY BANKS, INC.

Consolidated Balance Sheet
For the period ended

	September 30,	December 31,	September 30,
($ in thousands)	2004	2003	2003
ASSETS	(Unaudited)	(Audited)	(Unaudited)
Cash and due from banks	$102,457	$91,819	$94,381
Interest-bearing deposits in banks	57,465	68,374	67,022

Cash and cash equivalents	159,922	160,193	161,403
Securities available for sale	726,734	659,891	634,421
Mortgage loans held for sale	19,189	10,756	14,348
Loans, net of unearned income	3,438,417	3,015,997	2,918,412
Less — allowance for loan losses	43,548	38,655	37,773

Loans, net	3,394,869	2,977,342	2,880,639
Premises and equipment, net	92,918	87,439	83,342
Interest receivable	28,108	20,962	23,079
Intangible assets	87,381	72,182	65,674
Other assets	83,534	80,069	79,233

Total assets	$4,592,655	$4,068,834	$3,942,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$491,123	$412,309	$404,752
Interest-bearing demand	910,699	846,022	798,072
Savings	166,184	140,619	137,613
Time	1,773,519	1,458,499	1,449,894

Total deposits	3,341,525	2,857,449	2,790,331
Federal funds purchased and repurchase agreements	178,335	102,849	78,900
Federal Home Loan Bank advances	585,513	635,420	650,572
Other borrowings	113,878	152,596	107,871
Accrued expenses and other liabilities	25,609	21,147	24,752

Total liabilities	4,244,860	3,769,461	3,652,426

Stockholders’ equity:
Preferred stock, $1 par value; $10 stated value; 10,000,000 shares authorized; 44,800, 55,900 and 65,500 shares issued and outstanding	448	559	655
Common stock, $1 par value; 100,000,000 shares authorized; 36,620,754, 35,706,573 and 35,706,573 shares issued	36,621	35,707	35,707
Capital surplus	116,075	95,951	95,022
Retained earnings	194,350	166,887	158,464
Treasury stock; 366,112, 417,525 and 474,555 shares, at cost	(6,251)	(7,120)	(8,015)
Accumulated other comprehensive income	6,552	7,389	7,880

Total stockholders’ equity	347,795	299,373	289,713

Total liabilities and stockholders’ equity	$4,592,655	$4,068,834	$3,942,139